Quantum Technologies Reports 2013 Fourth Quarter Financial Results

•	Company reports positive operating income for the quarter and 126% growth in total revenue over the corresponding prior year quarter
LAKE FOREST, Calif., March 06, 2014 /PRNewswire-FirstCall/ - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in compressed natural gas (CNG) storage systems, integration and vehicle system technologies, today reported its results for the fourth quarter of 2013. Conference call information is provided below.
Fourth Quarter 2013 Highlights:

•	Record level of revenues recognized in a quarter from CNG related products and engineering services

•	Record shipments of CNG tank units achieved in the quarter

•	Company reaches positive operating income from continuing operations

•	Revenues and gross margins positively impacted by a contract amendment on General Motors program for engineering services
2013 Fourth Quarter Operating Results Overview
Overall revenues from continuing operations reached $12.7 million in the fourth quarter of 2013, an increase of $7.1 million over the same period in 2012. This growth was driven by a record level of revenues from CNG related products and engineering services recognized during the fourth quarter of 2013.
Product sales recognized in the fourth quarter from the sales of CNG fuel storage tanks and systems amounted to $8.0 million, which represented record quarterly revenues for CNG related product sales and an increase of $5.4 million, or 208%, over the same period in 2012. The Company’s backlog for products associated with CNG fuel storage tanks and systems was $13.0 million at December 31, 2013.
The Company reported overall operating income from continuing operations of $0.5 million in the fourth quarter of 2013, compared to an operating loss of $1.8 million in the fourth quarter of 2012, representing an improvement of $2.3 million.
“We are pleased with completing a successful year with a strong quarter in terms of growth, financial operating performance, execution and momentum. The pillars for success continue to be put into place and we are excited about carrying forward our focus, determination and business plan into 2014. We are at the front-end of an abundant opportunity in natural gas storage for trucking applications and are excited to be well positioned with our advanced compressed fuel storage technology and product portfolio, in addition to our strong capabilities in delivering complete packaged storage solutions to the market,” said Brian Olson, President and CEO of Quantum.

Fuel Storage & Vehicle Systems Segment
All revenues from continuing operations are generated by the Fuel Storage & Vehicle Systems segment.
Product revenue for this segment was $8.0 million in the fourth quarter of 2013, as compared to $2.6 million in the fourth quarter of 2012. The 2013 and 2012 fourth quarter product revenue was substantially all related to shipments of CNG storage tanks and packaged systems. Overall product gross margin as a percentage of product revenue was 31% in the fourth quarter of 2013, as compared to 23% in the comparable period in the prior year.
As a result of the Company’s growth of its CNG storage tanks and systems revenues in 2013 and expectations for continued growth, an expansion of its tank manufacturing capacity remained under way during the fourth quarter of 2013 and the Company is now undertaking to expand annualized capacity to approximately 20,000 units by September 30, 2014.
Contract services revenue for this segment was $4.7 million in the fourth quarter of 2013, representing an increase of $1.7 million over the fourth quarter of 2012. Contract revenue is derived primarily from system development, application engineering and qualification testing of products and systems under funded contracts with OEMs and other customers.

During 2013, the Company received two new engineering development programs related to CNG trucks and passenger vehicles that are significant to the Company’s business strategy. These programs include contractual arrangements that, subject to certain conditions, provide for the Company to become the production supplier of fuel storage systems should these programs reach production.
Costs of contract services, previously reported as part of research and development expenses, represent costs associated with customer funded engineering development programs.
Overall contract services gross margin as a percentage of contract services revenue was 44% in the fourth quarter of 2013, as compared to 56% in the same period in the prior year. Included in contract services for the fourth quarter of 2013 was engineering services revenue associated with the General Motors Chevrolet Impala CNG development program. In December 2013, the Company and General Motors amended the contractual arrangements related to the Impala development program that, in part, removed certain gain contingencies and, consequently, positively impacted revenue recognition by $1.7 million for services provided to date under the program. In connection with these contractual amendments, the Company also immediately recognized $0.8 million of deferred engineering costs associated with the Impala program. The comparability of contract services gross margin was also impacted by the recognition in the 2012 fourth quarter of $2.3 million of revenue and $0.8 million of costs associated with the termination of a hydrogen tank development program with General Motors.
Total overall revenue associated with CNG products and engineering contract services for the fourth quarter of 2013 amounted to $12.2 million, representing a $9.3 million increase over the $2.9 million of revenue related to CNG products or services for the corresponding period in the prior year.
The operating results of this segment include research and development expenses associated with internally funded engineering development programs. The expenses for these programs amounted to $1.5 million in the fourth quarter of 2013, as compared to $2.6 million in the fourth quarter of 2012. Internally funded research and development in 2013 primarily related to efforts to advance CNG storage technologies by integrating and testing lighter materials, tank mounting fixtures and developing different size storage vessels to add to the Company’s existing product portfolio. The lower expense reported for the fourth quarter of 2013 was primarily due to the suspension of development activities associated with the Ford F-150 plug-in hybrid electric vehicle program in late 2012, which represented $0.8 million of internally funded costs for the prior year fourth quarter.
This segment reported operating income of $2.1 million for the fourth quarter in 2013, as compared to an operating loss of $1.3 million reported for the fourth quarter of 2012.

Corporate Segment
Corporate expenses were $1.7 million in the fourth quarter of 2013, as compared to $0.5 million for the same period in the prior year. The lower corporate expenses reported in the fourth quarter of the prior year period is mainly attributable to a non-recurring gain recognized in October 2012 of $1.1 million from a partial reversal of a $1.7 million facility exit charge initially recognized in June 2011. Excluding the impact of the $1.1 million non-recurring gain, overall Corporate segment expenses increased 9% in the fourth quarter of 2013 primarily as a result of increased legal and other professional fees.

Renewable Energy Segment - held for sale
As previously announced, the Company is in the process of selling the assets of its wholly owned subsidiary, Schneider Power Inc. (Schneider Power), and is actively pursuing buyers for the remaining business operations. Schneider Power, an operator of the 10 megawatt Zephyr Wind Farm and holder of interests in certain renewable energy projects, represents the entire operations of the Company’s Renewable Energy business segment. As a result of the Company’s intent to sell the remaining assets of the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying consolidated financial information presented herein.
The Renewable Energy segment reported a net loss after taxes of $0.2 million in the fourth quarter of 2013, as compared to net income after taxes of $0.5 million in the fourth quarter of 2012.
The net loss reported for discontinued operations held for sale includes the recognition of $0.8 million of revenue from energy sales in the fourth quarter of 2013, as compared to $0.8 million in the same period of 2012, and includes operating expenses in the fourth quarter of 2013 of $0.7 million, as compared to operating expenses of $0.4 million in the same period in 2012. Included in operating expenses in the fourth quarter of 2013 was a loss of $0.1 million associated with the closing of the sale of certain early stage development projects and a goodwill impairment charge of $0.2 million. Interest expense on long-term project financing obligations was $0.3 million in the fourth quarter of 2013, as compared to $0.4 million in the fourth quarter of 2012.

Non-Reporting Segment Results
Interest Expense. Interest expense of continuing operations, net of interest income, amounted to $0.6 million in the fourth quarter of 2013, as compared to $0.8 million in the fourth quarter of 2012. Interest expense represents both cash payments based on stated contractual rates and non-cash imputed rates associated with equity-linked characteristics (e.g. warrants and debt principal conversion features), accelerated maturities and/or other contractual provisions of the debt securities. Included in the fourth quarters of 2013 and 2012 are non-cash interest costs of $0.3 million and $0.4 million, respectively. Non-cash interest expense in the fourth quarter of 2013 primarily related to the imputed interest costs associated with convertible notes issued in September 2013.

Fair Value Adjustments of Derivative Instruments. Derivative instruments during the fourth quarter of 2013 consisted of embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments represent non-cash unrealized gains or losses. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. The net charges recognized during the fourth quarter of 2013 of $5.8 million were primarily due to the increase in our closing share price that increased the fair value of the derivative instrument liabilities during the fourth quarter of 2013 ($3.18 share price at September 30, 2013 and increasing to $7.80 at December 31, 2013).

Consolidated Net Loss
The consolidated net loss for the fourth quarter of 2013 was $6.0 million, compared to a net loss of $6.6 million in the fourth quarter of 2012. The main component of the net loss in the current year period was related to the fair value adjustments of derivative instruments discussed above, which offset improvements realized in the operating results of continuing operations compared to the prior year period.

Balance Sheet and Liquidity
The Company had total cash and cash equivalents of $6.3 million for its continuing operations as of December 31, 2013. On February 20, 2014, the Company completed an underwritten public offering and received net proceeds of $15.3 million. In addition, from January 1, 2014 through March 5, 2014, the Company received approximately $3.7 million in cash proceeds from warrant exercises. Subsequent to December 31, 2013, the Company paid down the outstanding balance under a revolving line of credit that it has with a financial institution, which amounted to $3.8 million as of December 31, 2013, to zero. As of March 5, 2014, the Company had total cash and cash equivalents for its continuing operations of approximately $18 million.

Financial Tables
The Company’s consolidated financial information for the three and twelve month periods ended December 31, 2013 and 2012 is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Statements of Operations:
Revenues:
Net product sales	$7,979,096	$2,602,523	$22,943,639	$14,526,031
Contract services	4,741,136	3,016,610	8,960,051	8,186,040
Total revenues	12,720,232	5,619,133	31,903,690	22,712,071
Costs of revenues:
Cost of product sales	5,501,684	2,010,930	16,261,662	10,757,138
Cost of contract services	2,670,250	1,321,848	5,296,499	5,117,187
Total costs of revenues	8,171,934	3,332,778	21,558,161	15,874,325
Gross margin	4,548,298	2,286,355	10,345,529	6,837,746
Operating expenses:
Research and development	1,487,433	2,626,346	5,996,414	9,441,447
Selling, general and administrative	2,589,595	1,445,414	11,086,020	11,814,812
Total operating expenses	4,077,028	4,071,760	17,082,434	21,256,259
Operating income (loss)	471,270	(1,785,405)	(6,736,905)	(14,418,513)

Other income (expense):
Interest expense, net	(561,510)	(822,861)	(4,877,122)	(5,496,149)
Fair value adjustments of derivative instruments, net	(5,769,639)	238,000	(8,421,268)	372,000
Gain on modification of debt and derivative instruments, net	—	—	—	649,786
Impairment of investment in and advances to affiliates	—	(484,557)	—	(5,447,592)
Equity in gains (losses) of affiliates, net	—	1,026	(5,998)	(771,427)
Other	23,355	—	23,355	(68,983)
Loss from continuing operations before income taxes	(5,836,524)	(2,853,797)	(20,017,938)	(25,180,878)
Income tax expense	—	(800)	(1,600)	(4,000)
Loss from continuing operations	(5,836,524)	(2,854,597)	(20,019,538)	(25,184,878)
Loss from discontinued operations, net of taxes	(207,422)	(3,771,199)	(3,025,028)	(5,729,008)
Net loss attributable to stockholders	$(6,043,946)	$(6,625,796)	$(23,044,566)	$(30,913,886)

Per share data - basic and diluted:
Loss from continuing operations	$(0.33)	$(0.24)	$(1.37)	$(2.34)
Loss from discontinued operations	(0.01)	(0.31)	(0.20)	(0.53)
Net loss attributable to stockholders	$(0.34)	$(0.55)	$(1.57)	$(2.87)

Weighted average shares outstanding -
Basic and Diluted	17,950,120	11,952,779	14,642,320	10,783,844
Cash Flow Information (1):
Net cash used in operating activities	$(3,144,195)	$(1,308,475)	$(10,049,486)	$(12,470,129)
Net cash used in investing activities	(1,370,346)	(352,190)	(2,084,755)	(4,916,938)
Net cash provided by financing activities	5,617,373	1,118,690	17,239,929	15,596,657
(1) The cash flow information includes Schneider Power for the periods presented.

	December 31,	December 31,
	2013	2012
Balance Sheet Information:	(Unaudited)
Continuing Operations:
Cash and cash equivalents	$6,254,359	$1,435,658
Working capital (deficit)	$3,499,175	$(8,387,625)
Total assets	$39,645,800	$27,034,902

Derivative instruments classified as current	$2,415,000	$600,000

Debt obligations, current and non-current:
Principal and accrued interest	$17,412,016	$13,564,903
Debt discounts	(5,671,145)	(1,504,353)
Total	$11,740,871	$12,060,550

Discontinued Operations:
Cash and cash equivalents	$777,622	$578,080
Total assets	$26,358,742	$34,226,458
Total liabilities	$23,415,110	$26,908,713

Total stockholders' equity	$16,979,952	$14,222,681

Shares issued and outstanding:
Preferred stock; $0.001 par value	—	—
Series B common stock; $0.02 par value	—	12,499
Common stock; $0.02 par value	18,875,253	11,940,183
Total	18,875,253	11,952,682
Financial Results Call Scheduled:
Thursday, March 06, 2014 at 1:30 p.m. Pacific time (4:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call the following number approximately ten minutes prior to the starting time: 800-207-9287 or 706-679-1155; Conference ID # 6550671. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join the call, a playback of the call will be available via telephone approximately three hours after the call. The number for this service is: 855-859-2056 or 404-537-3406 using Conference ID # 6550671. The playback will be available until 11:45 p.m. Pacific Time on March 31, 2014.
The call will also be available on the Company's Investor Relations web page approximately two days after the call at:

http://www.qtww.com/about/investor_information/conference_calls/index.php
For assistance, please call Casey Stegman at (214) 987-4121.

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies, including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world, and supplies these tanks, in addition to fully integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Examples of forward-looking statements include statements regarding our expectation for continued growth in the demand for our CNG products and services, our planned expansion of manufacturing capacity, our belief that new engineering contracts will contribute to the future growth of product sales, whether the recently introduced 11.9L Cummins Westport engine will contribute to the growth of our CNG business, and our intention to sell Schneider Power’s remaining assets. Various risks and other factors, such as the continued relationship with our key customers and suppliers, the cost of natural gas, the accuracy of the assumptions used in our business plan, our customers’ decision on whether to produce the products currently in development, whether the 11.9L Cummins Westport engine becomes available in higher volumes, whether we can satisfy the conditions required in order for us to become the production supplier under programs currently in development and whether we can find a buyer for the Schneider Power assets on terms acceptable to us, if at all, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.   For a complete description of all risk factors affecting our business, you are encouraged to review the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed with the Securities and Exchange Commission. Additional information will be set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update the information in this release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information can be found about the products and services of Quantum at http://www.qtww.com/ or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com

Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600